Exhibit 4.20

AMENDED AND RESTATED STANDBY GUARANTEED INVESTMENT CONTRACT

by and among

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

as Guarantor LP

and

ROYAL BANK OF CANADA

as Cash Manager

and

BANK OF MONTREAL

as Standby GIC Provider and Standby Account Bank

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

June 24, 2013

AMENDED AND RESTATED STANDBY GUARANTEED INVESTMENT CONTRACT

THIS STANDBY GUARANTEED INVESTMENT CONTRACT AGREEMENT (this “Agreement”) initially made the 25th day of October, 2007 and amended and restated on this 24th day of June, 2013.

BY AND AMONG:

(1)
RBC Covered Bond Guarantor Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, whose principal office of the Partnership is located at 155 Wellington Street West, 14th Floor, Toronto, Ontario, Canada M5V 3K7 by its managing general partner RBC Covered Bond GP Inc. (hereinafter the “Guarantor LP”);

(2)
Royal Bank of Canada (the “Bank”), a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, as Cash Manager (the “Cash Manager”);

(3)
Bank of Montreal, a bank named in Schedule I to the Bank Act (Canada), whose executive office is at 100 King Street West, 1 First Canadian Place, 68th Floor, Toronto, Ontario, M5X 1A1, as Standby GIC Provider (the “Standby GIC Provider”), and as Standby Account Bank (the “Standby Account Bank”); and

(4)
Computershare Trust Company of Canada, a trust company formed under the laws of Canada, whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada, M5J 2Y1 acting in its capacity as Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)
As part of the transactions contemplated in the Bank’s global covered bond programme, the Cash Manager has agreed, pursuant to the cash management agreement initially entered into on October 25, 2007, and most recently amended on June 24, 2013 (the “Cash Management Agreement”) by and among the Cash Manager, the Guarantor LP and the Bond Trustee to provide cash management services in connection with the business of the Guarantor LP.

(B)
The Standby Account Bank has agreed, pursuant to the terms of the Standby Bank Account Agreement, that following service of a Standby Account Bank Notice by the Guarantor LP (or the Cash Manager on its behalf) the Standby Account Bank will activate the Standby Transaction Account and the Standby GIC Account as interest bearing accounts in the name of the Guarantor LP.

(C)
Following service of a Standby Account Bank Notice the Guarantor LP (or the Cash Manager on its behalf) the Standby GIC Provider has agreed pursuant to the terms of this Agreement to pay interest on the funds standing to the credit of the Guarantor LP in the GIC account at specified rates determined in accordance with and pursuant to the terms of this Agreement.

(D)
The parties entered into a Standby Guaranteed Investment Contract Agreement dated October 25, 2007 (the “Prior Standby Guaranteed Investment Contract Agreement”) and the parties now desire to amend and restate in its entirety the terms of the Prior Standby Guaranteed Investment Contract Agreement by entering into this Agreement, such amendment and restatement having been made in accordance with Section 14 of the Prior Standby Guaranteed Investment Contract Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
The following terms when used in this Agreement shall have the following meanings and terms used in this Agreement and defined in the recitals hereto shall have the meanings given to such terms in such recitals:

“Bank Act” means the Bank Act (Canada);

“Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Toronto.

“Calculation Date” means the last Business Day in Toronto, Ontario of each month;

“CMHC” means Canada Mortgage and Housing Corporation, a crown corporation;

“Covered Bond” means a covered bond in bearer, registered or definitive form issued pursuant to the Programme;

“Guarantor LP Acceleration Notice” means a notice in writing from the Bond Trustee to the Bank, as issuer, and the Guarantor LP, that each Covered Bond of each Series is immediately due and repayable and that all amounts payable by the Guarantor LP in respect of its guarantee shall thereupon immediately become due and payable;

“Material Adverse Event” means an effect that is materially adverse to the ability of the Standby GIC Provider to perform its obligations under this Agreement or the Standby Bank Account Agreement;

“Rating Agency” means any one of S&P, Moody’s, Fitch and DBRS, to the extent that at the relevant time they provide ratings in respect of the then outstanding Covered Bonds, or their successors and “Rating Agencies” means more than one Rating Agency;

“Security Agreement” means the general security agreement initially entered into on October 25, 2007, and most recently amended and restated as of June 24, 2013, as the same may be amended, varied, supplemented, restated or extended from time to time, by and among, inter alia, the Guarantor LP and the Bond Trustee for itself and the benefit of secured creditors of the Guarantor LP;

“Standby Account Bank Notice” means a written notice from the Guarantor LP (or the Cash Manager on its behalf) to the Standby Account Bank stating that the appointment of the Standby Account Bank, under the Standby Bank Account Agreement, is to become operative and that the Standby GIC Account and the Standby Transaction Account (if indicated in such notice) are to be opened and held with the Standby Account Bank in the name of the Guarantor LP;

“Standby Account Bank Ratings” means the threshold ratings A-1, P-1, F1 short-term and A long-term, or A(low) (in respect of S&P, Moody’s, Fitch and DBRS respectively), as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations or the issuer default rating, as applicable, of the Standby Account Bank by the Rating Agencies;

“Standby Bank Account Agreement” means the amended and restated standby bank account agreement dated June 24, 2013 by and among the Standby Account Bank, the Cash Manager and the Bond Trustee;

“Standby GIC Account” means the account in the name of the Guarantor LP to be opened and held with the Standby Account Bank following delivery of a Standby Account Bank Notice and maintained subject to the terms of this Agreement, the Standby Bank Account Agreement and subject to the security interest granted by the Guarantor LP in the Security Agreement and includes such additional or replacement account(s) as may be for the time being be put in place for the Guarantor LP with the prior consent of the Bond Trustee and designated as such;

“Standby GIC Balance” means, on any day the amount standing to the credit of the Standby GIC Account as at the opening of business on such day;

“Standby GIC Rate” means the variable rate of interest accruing on the balance standing to the credit of the Standby GIC Account being a variable rate at a floor of 0.10% below the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the Reuters Screen as of 10:00 a.m. (Toronto Time) on the date of determination, as reported by the Standby GIC Provider (and if such screen is not available, any successor or similar service as may be selected by the Standby GIC Provider) (calculated on the basis of the actual number of days elapsed and a 365 day year) or such greater amount as the Guarantor LP (or the Cash Manager on its behalf) and the Standby GIC Provider may agree from time to time. For greater certainty, any change in the Standby GIC Rate agreed to by the Guarantor LP (or the Cash Manager on its behalf) and the Standby GIC Provider in accordance with the foregoing shall not constitute an amendment to, or a modification or variation of, this Agreement;

“Standby Transaction Account” means the account in the name of the Guarantor LP to be opened and held with the Standby Account Bank following delivery of a Standby Account Bank Notice and maintained subject to the terms of this Agreement, the Standby Bank Account Agreement and subject to the security interest granted by the Guarantor LP in the Security Agreement and includes such additional or replacement account(s) as may be for the time being be put in place for the Guarantor LP with the prior consent of the Bond Trustee and designated as such; and

“Trust Deed” means the amended and restated trust deed dated June 24, 2013 between, inter alia, the Bond Trustee, the Bank and the Guarantor LP entered into in respect of the Programme.

1.2	In this Agreement:

(a)	words denoting the singular number only shall include the plural and vice versa;

(b)	words denoting one gender only shall include the other genders;

(c)	words “including” and “includes” mean “including (or includes) without limitation”;

(d)
in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day;

(e)
when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation and if the last day of any period is not a Business Day, such period will end on the next Business Day unless otherwise expressly stated;

(f)
references to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment;

(g)	references to any agreement or other document shall be deemed also to refer to such agreement or document as amended, varied, supplemented or novated from time to time;

(h)
the inclusion of a table of contents, the division into Articles, Sections, clause, paragraph and schedules and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation;

(i)
reference to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted to the extent such amendment or re-enactment is substantially to the same effect as such statute on the date hereof;

(j)
reference to a time of day shall be construed as a reference to Toronto Time unless the context requires otherwise and a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next Business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business day provided that, if a period starts on the last Business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to “months” shall be construed accordingly); and

(k)
references to any person shall include references to his heirs, executors, personal administrators, successors, assigns and transferees, as applicable, and any person deriving title under or through him.

2.	THE STANDBY GIC ACCOUNT

The Standby GIC Provider confirms that on receipt by the Standby GIC Provider of a Standby Account Bank Notice the Standby GIC Account will be opened in its books pursuant to the terms of the Standby Bank Account Agreement  in the name of the Guarantor LP, and it agrees to accept on deposit in the Standby GIC Account, once the Standby GIC Account has been opened, all monies transferred, from time to time, to the Standby GIC Account, subject to and upon the terms of this Agreement, the Standby Bank Account Agreement, the Cash Management Agreement and the Security Agreement.

3.	INTEREST

3.1
Interest shall accrue daily on the Standby GIC Balance and shall be paid monthly in arrears on the 10th Business Day of each month at the Standby GIC Rate by payment for value on the same day to the Standby GIC Account or such other accounts as the Guarantor LP (or the Cash Manager on its behalf) shall specify.

3.2
On any day on which interest is payable by the Standby GIC Provider under this Agreement, the Standby GIC Provider shall pay the amount of interest then due in immediately available, freely transferable, cleared funds by no later than the close of business (Toronto Time) on that day.

3.3
In the event that a Guarantor LP Acceleration Notice is served on the Guarantor LP, then, on the date of such Guarantor LP Acceleration Notice, the Standby GIC Provider shall pay to the Bond Trustee the aggregate of all interest accrued on the Standby GIC Account on each day during the month in which such Guarantor LP Acceleration Notice is served up to (but excluding) the date of such Guarantor LP Acceleration Notice.  As and from the date of such Guarantor LP Acceleration Notice, the Standby GIC Provider shall comply with the directions of the Bond Trustee in relation to the Standby GIC Account.

4.	WITHDRAWALS AND DEPOSITS

4.1
Subject always to the provisions of the Cash Management Agreement, the Standby Bank Account Agreement and the Security Agreement, the Guarantor LP (or the Cash Manager on its behalf) may on any Business Day give notice to the Standby GIC Provider that it wishes to withdraw on such date all or part of the Standby GIC Balance from the Standby GIC Account and the Standby GIC Provider shall comply with such notice and pay the amount specified in such notice to the account specified therein, provided that if any such notice is received after 12 noon (Toronto Time) on any day it shall be deemed to have been received at the opening of business on the next following Business Day.

4.2
The Guarantor LP (or the Cash Manager on its behalf) may deposit, or procure the deposit of, sums in the Standby GIC Account, to the extent permitted by the terms of the Cash Management Agreement, the Standby Bank Account Agreement and the Security Agreement, and the Standby GIC Provider agrees to accept and credit to the Standby GIC Account such sums in accordance with the other terms hereof.

5.	TERMINATION

5.1	This Agreement shall terminate under each of the following circumstances:

(a)
following termination of the Standby Bank Account Agreement and/or closing of the Standby GIC Account in accordance with the Standby Bank Account Agreement, the Guarantor LP or the Bond Trustee shall terminate this Agreement by serving a written notice of termination on the Standby GIC Provider;

(b)
the Standby GIC Provider breaches its obligations under this Agreement (including the representations, warranties and covenants contained in Section 6.1) and such breach is not remedied within 30 days of receipt of written notice and the Guarantor LP delivers written notice terminating this Agreement (such termination to be effective three Business Days following service of such notice); or

(c)
the ratings of the Standby GIC Provider by the Rating Agencies cease to be rated by the Rating Agencies equal to or greater than the Standby Account Bank Ratings and the Guarantor LP delivers written notice terminating this Agreement (such termination to be effective three Business Days following service of such notice).

6.	REPRESENTATION, WARRANTIES AND COVENANTS

6.1
The Standby GIC Provider represents, warrants and covenants to the Guarantor LP and the Bond Trustee at the date hereof, on each date on which an amount is credited to the Standby GIC Account and on each Guarantor LP Payment Date, that:

(a)
it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;

(b)
the execution, delivery and performance by the Standby GIC Provider of this Agreement are within the Standby GIC Provider’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the GIC Provider, (2) any law, rule or regulation applicable to the Standby GIC Provider, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Standby GIC Provider or its property; and

(c)	it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(d)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities under this Agreement;

(e)	if regulated, it is in regulatory good standing;

(f)	it is in material compliance with its internal policies and procedures (including risk management policies), if any, relevant to the execution, delivery and performance of this Agreement;

(g)	it is in material compliance with all applicable laws, regulations and rules relevant to the execution, delivery and performance of this Agreement;

(h)	it meets or exceeds the minimum standards, if any, prescribed by the Rating Agencies, and meets or exceeds the Standby Account Bank Ratings; and

(i)
it shall comply with, and perform its obligations under, the provisions of the Canadian Registered Covered Bond Programs Guide, this Agreement and the Standby Bank Account Agreement, in each case applicable to it.

6.2
The Standby GIC Provider undertakes to notify the Guarantor LP and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 6.1 ceases to be true.  The warranties set out in Section 6.1 shall survive the signing and delivery of this Agreement.

7.	ASSIGNMENT

7.1
Save as otherwise contemplated in this Agreement or the Cash Management Agreement, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bond Trustee, and Rating Agency Confirmation having been obtained by the Guarantor LP (or the Cash Manager on its behalf) in respect of any such assignment.

7.2
Notwithstanding the provisions of Section 7.1 above, the parties hereto acknowledge that the Guarantor LP may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement.

8.	AGENCY

The Standby GIC Provider agrees and confirms that, unless the Standby GIC Provider is otherwise notified by the Guarantor LP or the Bond Trustee in accordance with the terms of this Agreement, the Cash Manager, as agent of the Guarantor LP, may act on behalf of the Guarantor LP under this Agreement.

9.	INFORMATION

The Standby GIC Provider shall provide to the Bond Trustee or the Guarantor LP (or the Cash Manager on its behalf), or procure the provision to the Bond Trustee of, such information and evidence in respect of any dealing between the Guarantor LP and the Standby GIC Provider or otherwise under or in relation to this Agreement as the Bond Trustee may reasonably request and the Guarantor LP hereby waives any right or duty of confidentiality which it may have or which may be owed to it by the Standby GIC Provider in respect of the disclosure of such information and evidence pursuant to this Section 9.

10.	PAYMENTS AND WITHHOLDING

The parties agree that payments required to be made hereunder shall be made in accordance with Section 2 of the Standby Bank Account Agreement and that all payments by the Standby GIC Provider under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Standby GIC Provider shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

(c)	furnish to the Guarantor LP or the Bond Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii)
if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)
account to the Guarantor LP in full by credit to the Standby GIC Account (as the case may be) for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Standby GIC Provider has made pursuant to this Section 10 and which is subsequently received by the Standby GIC Provider.

11.	NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to the facsimile number set forth below, as applicable:

(a)	in the case of the Guarantor LP, to:

RBC Covered Bond Guarantor Limited Partnership
c/o RBC Covered Bond GP Inc.

155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 976-1368;

(b)	in the case of the Cash Manager, to:

155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada M5V 3K7
Attention: Senior Manager, Securitization
Facsimile number: (416) 976-1368;

(c)	in the case of the Standby GIC Provider or the Standby Account Bank, to:

Global Treasury Management

BMO – Capital Markets
First Canadian Place, 22nd Floor
100 King Street West
Toronto, Ontario M5X 1A1

Attention: Documentation Team Lead
Facsimile number: (416-)867-4172;

(d)	in the case of the Bond Trustee, to:

100 University Avenue
9th Floor, North Tower
Toronto, Ontario M5J 2Y1
Canada

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777.

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post or (iii) if transmitted by facsimile transmission, on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually or by facsimile), and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

13.	THE BOND TRUSTEE

13.1
If there is any change in the identity of the Bond Trustee, the Guarantor LP, the Cash Manager and the Standby GIC Provider shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement.

13.2
It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Guarantor LP, the Cash Manager or the Standby GIC Provider under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 14.  For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting if acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligation of the Bond Trustee to act reasonably.

14.	AMENDMENTS, VARIATIONS, AND WAIVERS

14.1
Any amendment, modification or variation to this Agreement requires the prior written consent of the Standby GIC Provider and subject to Section 7.3 of the Security Agreement, any amendment, modification or variation to this Agreement or waiver of rights under this Agreement will also require the prior written consent of each other party to this Agreement.

14.2
Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor LP to be a material amendment, variation or waiver, shall be subject to Rating Agency Confirmation. The Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers for which Rating Agency Confirmation is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

14.3
For greater certainty, the rights under this Agreement may only be amended, varied or waived by written agreement between the parties hereto and any failure or delay by a party hereto in enforcing, or insisting upon strict performance of, any provision of this Agreement will not be considered to be a waiver, amendment or variation of such provision or in any way affect the validity or enforceability of this Agreement.

15.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

16.	SUBMISSION TO JURISDICTION

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the Ontario courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts.  Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the Ontario courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

17.	AMENDMENT AND RESTATEMENT

This Agreement amends and restates the Prior Standby Guaranteed Investment Contract Agreement with effect as of the date of this Agreement. The parties confirm that all prior actions made by them pursuant to the Prior Standby Guaranteed Investment Contract Agreement are effective as if made under this Agreement. Each reference herein or in the Prior Standby Guaranteed Investment Contract Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, “hereby” or words of like import shall mean and be a reference to the Prior Standby Guaranteed Investment Contract Agreement as amended hereby, and each reference to the Prior Standby Guaranteed Investment Contract Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Prior Standby Guaranteed Investment Contract Agreement shall mean and be a reference to the Prior Standby Guaranteed Investment Contract Agreement as amended and restated hereby.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner RBC COVERED BOND GP INC.

Per:	/s/ David Power
Name: David Power
Title: President

ROYAL BANK OF CANADA

Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice President, Corporate Treasury

BANK OF MONTREAL

Per:	/s/ Heidi Card
Name: Heidi Card
Title: Head of Client Services

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer

Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

Amended and Restated Standby Guaranteed Investment Contract